SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant     Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

AIRCASTLE LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Aircastle Limited
c/o Aircastle Advisor LLC
300 First Stamford Place, 5th Floor
Stamford, CT 06902

April 18, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2007 Annual General Meeting of Shareholders of Aircastle Limited. This meeting will be held on May 17, 2007, at 10:00AM Eastern Daylight Time, at the Westin Hotel, located at First Stamford Place, Stamford, CT.

The enclosed Notice of 2007 Annual General Meeting of Shareholders and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the postage-paid envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

If you plan to attend the meeting, please check the ‘‘Annual Meeting’’ box on your proxy card so that we may send you an admission card.

Sincerely,
Wesley R. Edens Chairman of the Board

Aircastle Limited
c/o Aircastle Advisor LLC
300 First Stamford Place, 5th Floor
Stamford, CT 06902

Notice of 2007 Annual General Meeting of Shareholders

To Our Shareholders:

Aircastle Limited will hold its 2007 Annual General Meeting of Shareholders (the ‘‘Annual Meeting’’) at the Westin Hotel, located at First Stamford Place, Stamford, CT on May 17, 2007 at 10:00 AM Eastern Daylight Time. The matters to be considered and acted upon at the Annual General Meeting, which are described in detail in the accompanying materials, are:

1.	the election of two Class I directors to serve until the 2010 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-Laws;

2.	the appointment of Ernst & Young LLP as independent registered public accounting firm for Aircastle Limited for fiscal year 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees; and

3.	any other business properly presented at the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement

We will also present at the Annual Meeting the consolidated financial statements and independent registered public accounting firm’s report for the fiscal year ended December 31, 2006, copies of which can be found in our 2006 Annual Report that accompanies this Notice, or which was previously circulated to shareholders.

Shareholders of record at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the Annual General Meeting. Our stock transfer books will remain open for the transfer of our common shares. A list of all shareholders entitled to vote at the meeting will be available for examination at our principal executive office located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, for the 10 days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors,
David R. Walton Chief Operating Officer, General Counsel and Secretary

Stamford, CT
April 18, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. YOU CAN ALSO NOW VOTE BY TELEPHONE AT THE NUMBER PROVIDED ON THE PROXY CARD OR BY THE INTERNET BY LOGGING ONTO THE SITE PROVIDED ON THE PROXY CARD. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

Aircastle Limited
c/o Aircastle Advisor LLC
300 First Stamford Place, 5th Floor
Stamford, CT 06902

April 18, 2007

PROXY STATEMENT

For 2007 Annual General Meeting of Shareholders To Be Held On
May 17, 2007

GENERAL INFORMATION ABOUT THE MEETING

Date, Time and Place of Annual Meeting.    The Board of Directors (the ‘‘Board’’) of Aircastle Limited, an exempted Bermuda company (the ‘‘Company’’ or ‘‘Aircastle’’), is soliciting proxies to be voted at the 2007 Annual General Meeting of Shareholders (the ‘‘Annual Meeting’’) to be held at 10:00AM Eastern Daylight Time, on May 17, 2007, at the Westin Hotel, located at First Stamford Place, Stamford, CT for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Shareholders, and at any adjournment or postponement of the Annual Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

The Company will commence mailing this proxy statement and form of proxy, together with our Annual Report to Shareholders for the year ended December 31, 2006, to shareholders on or about April 20, 2007.

Matters to be Considered at the Annual Meeting.    At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of two Class I directors to serve until the 2010 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-Laws;

2.	the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees; and

3.	any other business properly presented at the Annual Meeting.

Quorum and Voting Requirements.    Our Board has fixed the close of business on March 26, 2007 as the record date (the ‘‘Record Date’’) for determination of the shareholders entitled to notice and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. The presence of two or more persons at the start of the Annual Meeting and representing in person or by proxy in excess of 50% of all votes attaching to all shares of the Company in issue entitling the holder to vote at the meeting shall form a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned by the Chairman of the meeting in accordance with the bye-laws of the Company until a quorum has been obtained.

For the election of nominees to our Board, the appointment of Ernst & Young LLP, and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the matter, provided that a quorum is present. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of vote. With respect to the appointment of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter and broker non-votes will be disregarded and will have no effect on the outcome of the vote. If a shareholder holds shares through a broker, bank or other nominee (‘‘broker’’), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to ‘‘discretionary’’ or routine proposals under the rules of the New York Stock Exchange (‘‘NYSE’’). A broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. Both proposals to be voted on at the Annual Meeting are considered ‘‘discretionary’’ proposals and therefore may be voted upon by your broker even if you do not instruct your broker.

As of the Record Date, there were 67,268,329 Company common shares, par value $0.01 per shares (the ‘‘Common Shares’’), outstanding and entitled to vote. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting.

Voting of Proxies.    You may vote by any one of the following means:

•	by mail;

•	by telephone;

•	on the Internet; or

•	in person, at the Annual Meeting.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Shareholders who do not attend the Annual Meeting in person may submit proxies by mail. Proxies in the enclosed form, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the Common Shares represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

Revocability of Proxy.    Any shareholder returning a proxy may revoke it at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board’s recommendations.

Persons Making the Solicitation.    This proxy statement is sent on behalf of, and the proxies are being solicited by the Board of Aircastle. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of common shares they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors.    The Board recommends a vote:

•	FOR the election of the director nominees named herein; and

•	FOR the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees.

Admission to Annual Meeting.    If you are a registered shareholder and plan to attend the Annual Meeting in person, please check the ‘‘Annual Meeting’’ box on the proxy card so that we may send you an admission card. A beneficial owner who plans to attend the Annual Meeting may obtain an admission ticket in advance by sending a written request with proof of ownership (such as a bank or brokerage firm account statement) to the Company’s transfer agent, American Stock Transfer & Trust Company 59 Maiden Lane, New York, NY 10038. Admittance to the Annual Meeting will be based upon availability of seating.

Shareholders who do not present admission tickets at the Annual Meeting will be admitted upon verification of ownership at the admissions desk.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The first proposal is to elect two Class I directors to serve until the 2010 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-Laws.

Our bye-laws provide that our Board may determine the number of directors which constitute our Board. The number of directors is currently fixed at seven. Our Board is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2007, 2008 and 2009, respectively.

The Board unanimously proposes the following two nominees for election as Class I directors at the Annual Meeting. If elected at the Annual Meeting, the directors will hold office from election until the 2010 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-Laws. If any of the nominees becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board may recommend.

Set forth below is certain biographical information regarding our directors, including the director nominees, as of March 15, 2007. See ‘‘Security Ownership of Certain Beneficial Owners and Management’’ in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of March 15, 2007.

Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Allen and Hacker.

Nominees

Set forth below is information regarding the nominees for election:

Name	Age	Position
Ronald W. Allen	65	Class I Director
Douglas A. Hacker	51	Class I Director

Ronald W. Allen was appointed to our Board on August 2, 2006. Mr. Allen was a consultant to and Advisory Director of Delta Air Lines, Inc., a major U.S. air transportation company, from July 1997 through July 2005. Mr. Allen continues to serve as an Advisory Director. He retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board and Chief Executive Officer since 1987. He is also a Director of Aaron Rents, Inc., a company engaged in the business of rental, sales and lease ownership and specialty retailing of furniture, electronics and appliances, he has served as a director of Interstate Hotels and Resorts, a hotel management company, since September 2006, and has served as a director of the Coca-Cola Company since 1991.

Douglas A. Hacker was appointed to our Board on August 2, 2006. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, and has served in such position from December 2002 to May 2006. Prior to this position, Mr. Hacker served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a Director or Trustee of a series of open-end and closed-end investment companies that are part of the Columbia family of mutual funds and as a Director of Nash Finch Company, a food distribution and retail company.

If either of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

The Board recommends a vote FOR the above-named nominees to serve as our directors until the 2010 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-Laws.

Continuing Directors

Name	Age	Position
Wesley R. Edens	45	Chairman of the Board and Class III Director
Joseph P. Adams, Jr.	49	Deputy Chairman and Class II Director
John Z. Kukral	46	Class II Director
Ronald L. Merriman	62	Class II Director
Peter V. Ueberroth	69	Class III Director

Wesley R. Edens is the Chairman of our Board and has served in this capacity since our formation in October 2004. Mr. Edens is the Chairman of the board of directors and the Chief Executive Officer of Fortress Investment Group LLC. Mr. Edens has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is responsible for the Fortress private equity and publicly traded alternative investment businesses. He is also the Chairman of the board of directors of each of Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited and Newcastle Investment Corp. and a director of Crown Castle International Corp. and GAGFAH S.A. Mr. Edens served as the Chief Executive Officer of Newcastle Investment Corp. since inception until February 2007. Mr. Edens was the Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and the Chairman of the board of directors from October 2002 to January 2007. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer of RIC Coinvestment Fund GP LLC. Prior to forming Fortress, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.

Joseph P. Adams, Jr. became a director in October 2004 and the Deputy Chairman of our Board in May 2006. He joined Fortress in April 2004 as a managing director in the acquisitions area. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. Mr. Adams received a BS in Engineering from the University of Cincinnati and an MBA from Harvard Business School.

John Z. Kukral was appointed to our Board on August 2, 2006. Mr. Kukral is President of Northwood Investors, a real estate investment company. Mr. Kukral started his career at JMB Realty Corporation in 1982 and was most recently (1994 to 2005) with Blackstone Real Estate Advisors where he served as President and CEO from 2002 until his departure in 2005. Mr. Kukral is a Director of HFF, Inc., a Trustee of the Urban Land Institute, a Governor of the Urban Land Foundation, a Trustee of the National Jewish Hospital in Denver, Colorado and past Chairman of the Savoy Group.

Ronald L. Merriman was appointed to our Board on August 2, 2006. Mr. Merriman is a Managing Director of Merriman Partners, providing management consulting services to professional service firms. He served as Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003. From 1999 to 2000, Mr. Merriman served as Executive Vice President of Carlson Wagonlit Travel, a global travel management firm. Mr. Merriman also served as Executive Vice President of Ambassadors International, a publicly-traded travel services business, from 1997 to 1999. From 1967 to 1997, Mr. Merriman was employed by KPMG, a global accounting and consulting firm, where he ultimately served as a Vice Chair and member of the Executive Management Committee. He is also a director of three other public companies; Realty Income Corporation, Haemonetics Corporation and Pentair, Inc.

Peter Ueberroth was appointed to our Board on August 2, 2006. Mr. Ueberroth is currently, and has been since 1989, the Managing Director of Contrarian Group, Inc., an investment and management company. In 1962, Mr. Ueberroth founded First Travel Corporation and sold it to the Carlson Travel Group in 1980. From 1979 to 1984, Mr. Ueberroth served as president of the Los Angeles Olympic Organizing Committee. From 1984 to 1989, he served as the sixth commissioner of Major League Baseball. In July of 1999, Mr. Ueberroth successfully orchestrated the purchase of the Pebble Beach Company and he now serves as an owner and co-chairman. Mr. Ueberroth also serves as the chairman of the United States Olympic Committee. He is also chairman of Ambassadors International Inc., a travel services company, and a member of the board of directors of Adecco SA, a Swiss staffing company, The Coca-Cola Company and Hilton Hotels Corporation.

Legal Proceedings Involving Directors, Officers or Affiliates.    There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence.    In August 2006, the Board determined the independence of each member of the Board in accordance with the NYSE corporate governance rules and applicable rules of the United States Securities and Exchange Commission (the ‘‘SEC’’). Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02 (b) of the NYSE, listing standards is referred to herein as an ‘‘Independent Director’’. The Board has determined that the following Board members are Independent Directors because none of them had a material relationship with Aircastle Limited: Ronald W. Allen, Douglas A. Hacker, Ronald L. Merriman and John Z. Kukral. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board consist of a majority of ‘‘independent directors’’ and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of ‘‘independent directors.’’ Under NYSE listing standards, whether a director is an ‘‘independent director’’ is a subjective determination to be made by the Board, and a director of Aircastle only qualifies as ‘‘independent’’ if the Board affirmatively determines that the director has no material relationship with Aircastle (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aircastle). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•	A director who is an employee, or whose immediate family member is an executive officer, of Aircastle (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•	A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Aircastle (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Aircastle; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Aircastle’s audit within that time;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Aircastle’s present executives serve on that Company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Aircastle for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Aircastle’s common shares, by itself, does not constitute a material relationship.

The Board has not established additional guidelines to assist it in determining whether a director has a material relationship with Aircastle under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board, when assessing the materiality of a director’s relationship with Aircastle, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

CORPORATE GOVERNANCE

The role of our Board is to ensure that Aircastle is managed for the long-term benefit of our shareholders. To fulfill this role, the Board has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards, including those provided by the SEC and the NYSE. In addition, the Board is informed regarding Aircastle’s activities and periodically reviews, and advises management with respect to, Aircastle’s annual operating plans and strategic initiatives.

We review our corporate governance policies and practices on an ongoing basis and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new listing standards of the NYSE.

Corporate Governance Guidelines.    Based on this review, in July 2006, the Board adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at http://www.aircastle.com under ‘‘Investors – Corporate Governance’’ and is available in print to any shareholder of the Company upon request.

Code of Business Ethics and Conduct.    Also in July 2006, the Board adopted a Code of Business Ethics and Conduct and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Aircastle abides by applicable corporate governance standards. These codes are posted on our website at http://www.aircastle.com under ‘‘Investors – Corporate Governance’’ and are available in print to any shareholder of the Company upon request. The Company intends to post on its website any material amendments to its ethics codes and the description of any waiver from a provision of the ethics codes granted by the Board to any director or executive officer of the Company within four business days after such amendment or waiver.

Communications with the Board of Directors.    Shareholders and other interested parties who wish to communicate directly with any of the Company’s directors, or the Independent Directors as a group,

may do so by writing to the Board, Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. All communications will be received, sorted and summarized by the General Counsel, as agent for the Independent Directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other communications will be referred to such other director as may be appropriate. Communications may be submitted anonymously or confidentially.

Meetings of the Board of Directors.    During the period from August 8, 2006 to December 31, 2006, our Board held one regularly scheduled meeting and three special meetings. Each incumbent director attended 75% or more of the aggregate of all meetings of the Board and committees on which the director served during 2006. In 2006, our Board did not meet in executive session with only non-officer directors present and Independent Directors present. Any non-management director can request that an executive session be scheduled.

Aircastle does not require directors to attend the annual shareholders’ meetings, although they are invited to attend. The 2007 Annual Meeting is the Company’s first annual shareholders’ meeting.

Committees of the Board of Directors.    The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. The table below indicates the members of each of these committees. All members of each of these committees are Independent Directors.

Name	Audit	Compensation	Nominating and Corporate Governance
Joseph P. Adams, Jr.
Ronald W. Allen	X	X	Chair
Wesley R. Edens
Douglas A. Hacker*	X	X
John Z. Kukral		Chair	X
Ronald L. Merriman*	Chair		X
Peter V. Ueberroth

*	Messrs. Hacker and Merriman serve as financial experts on our Audit Committee.

The Audit Committee.    The Audit Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. A current copy of the charter is posted on the Company’s website at http://www.aircastle.com under ‘‘Investors – Corporate Governance’’ and is available in print to any shareholder of the Company upon request. All three members of the Audit Committee are Independent Directors. The Board has determined that each member of the Audit Committee is ‘‘financially literate’’ as defined by NYSE rules, and that Messrs. Hacker and Merriman are qualified to serve as the Audit Committee’s ‘‘financial experts’’ as defined by SEC regulations. A brief description of each of Mr. Hacker and Mr. Merriman’s work experience is included on pages 3 and 4, respectively. The Board has also determined that although Mr. Merriman currently sits on the audit committees of more than three public companies, these relationships do not impair his ability to serve effectively on the Company’s Audit Committee. Members of the Audit Committee, other than the Chairman, do not receive any compensation from the Company other than their compensation as a director as described under Directors’ Compensation in this proxy statement.

Our Audit Committee’s functions include:

•	reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, and the results of regulatory examinations and monitoring management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our accounting and internal controls policies and procedures, compliance programs and significant tax and legal matters;

•	making recommendations to our shareholders regarding the annual appointment by our shareholders of the independent registered public accounting firm (which constitutes the auditor for purposes of Bermuda law) and evaluating their independence and performance, as well as setting clear hiring policies for employees or former employees of our independent registered public accounting firm; and

•	reviewing our risk guidelines and policies by which we assess and manage exposure to risk.

During the fiscal year ended December 31, 2006, the Audit Committee held two regular meetings. At each such meeting, the Audit Committee met with the Company’s independent auditors in executive session. The report of the Audit Committee is included on page 22.

The Compensation Committee.    The Compensation Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.aircastle.com under ‘‘Investors-Corporate Governance’’ and is available in print to any shareholder of the Company upon request. All three members of the Compensation Committee are Independent Directors.

Our Compensation Committee’s functions include:

•	reviewing the salaries, benefits and share-based grants for executive officers;

•	reviewing corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining the Chief Executive Officer’s compensation based on that evaluation; and

•	acting as administrator of the Amended and Restated 2005 Aircastle Limited Equity Incentive Plan.

The Compensation Committee held two regularly scheduled meetings during the fiscal year ended December 31, 2006. Such regular meetings included an executive session with only Independent Directors. The report of the Compensation Committee is included on page 21.

The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee acts under a written charter that has been approved by the Board and complies with NYSE corporate governance rules. A current copy of the charter is posted on the company’s website at http://www.aircastle.com under ‘‘Investors-Corporate Governance’’ and is available in print to any shareholder of the Company upon request. All three members of the Nominating and Corporate Governance Committee are Independent Directors. The Nominating and Corporate Governance Committee held no meetings during the fiscal year ended December 31, 2006.

Our Nominating and Corporate Governance Committee functions include:

•	reviewing the performance of the board of directors and incumbent directors and makes recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on the board of directors and the suitability of proposed nominees;

•	advising the board of directors with respect to the corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the board of directors and AL’s management.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business, and educational and professional background. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of the Company’s size and scope. At a minimum, the committee will consider (i) whether the recommended candidate is subject to a disqualifying factor as described Section 303A.02(b) of the NYSE listing standards; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (vi) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board ; and (vii) any other factors, including those set forth in the Corporate Governance Guidelines, relating to the ability and willingness of the individual to serve.

While the Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Bye-Laws which permit shareholders to submit recommendations for Board candidates. The Board believes that it is appropriate for Aircastle not to have a specific policy since shareholders are always free to submit recommendations for Board candidates, simply by following the procedures set forth in our Bye-Laws, as described below.

Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. Recommendations must be received no later than December 3, 2007 to be considered for inclusion in the proxy statement for the 2008 Annual General Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in the Corporate Governance Guidelines will be referred to the Chairperson of the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director of the Company. In addition, the notice must also include any other information relating to the shareholder or to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), and the rules and regulations thereunder.

In addition, our bye-laws allow shareholders to propose or nominate a candidate for election as a director. Such proposal or nomination must be made in accordance with the procedures and time-limits set out in the bye-laws of the Company.

A person must own Common Shares of Aircastle on the date that he or she sends the notice to Aircastle under the procedures above for the nomination to be valid under the Bye-laws of the Company.

Provided that the required biographical and background material described above is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. If the Chairman of the Board determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

DIRECTOR COMPENSATION

Each of Messrs. Ueberroth, Allen, Hacker, Kukral and Merriman, receive an annual fee of $30,000. In addition, an annual fee of $5,000 is paid to the chairs of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

Fees to independent directors may be paid by issuance of common shares of the Company, based on the value of such common shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from any applicable stock exchange listing requirement. Affiliated directors, however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Except as otherwise provided by the plan administrator of the Amended and Restated Aircastle Limited 2005 Equity Incentive Plan, on the first business day after our annual general meeting of shareholders and each such annual general meeting thereafter during the term of the Amended and Restated Aircastle Limited 2005 Equity Incentive Plan, each of our independent directors who is serving following such annual general meeting will automatically be granted under our Amended and Restated Aircastle Limited 2005 Equity Incentive Plan a number of our common shares having a fair market value of $15,000 as of the date of grant; however, those of our directors who were granted the restricted common shares described below in connection with our initial public offering will not be eligible to receive these automatic annual grants.

Messrs. Ueberroth, Allen, Hacker, Kukral and Merriman each received a restricted share grant of 13,043 shares under the Plan on August 8, 2006. These restricted shares will vest in three equal installments on the last day of our fiscal years 2007, 2008 and 2009, provided the director is still serving as of the applicable date.

The table below sets forth certain information concerning the compensation earned in 2006 by our directors:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Wesley R. Edens	—	—		—		—
Joseph P. Adams, Jr.	—	—		—		—
Peter V. Ueberroth	12,349	36,584	(2)	3,400,000	(1)	3,448,933
Ronald W. Allen	14,408	36,584	(2)	—		50,992
Douglas A. Hacker	12,349	36,584	(2)	—		48,933
John Z. Kukral	14,408	36,584	(2)	—		50,992
Ronald L. Merriman	14,408	36,584	(2)	—		50,992

(1)	On April 28, 2006 we entered into a subscription agreement with a family trust of Mr. Ueberroth under which we sold 200,000 Common Shares to the trust for an aggregate consideration of $1,000,000. Fair value at purchase date was $22. Fair value above purchase price of $5 per share is $17 per share as reflected in the table.
(2)	Director restricted shares vest in one-third increments on the last day of each fiscal year, commencing with December 31, 2007. Fair value at grant date was $23.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Forms 4 and 5. Such officers, directors and greater-than-ten percent shareholders are also required by the SEC to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2006.

Security Ownership of Certain Beneficial Owners and Management.    The following table sets forth, as of March 15, 2007, the total number of Common Shares beneficially owned, and the percent so owned, by (i) each person known by us to be the beneficial owner of more than five percent of our Common Shares, (ii) each of our directors and named executive officers and (iii) all directors and executive officers as a group. The percentage of beneficial ownership of our Common Shares is based on 67,268,329 Common Shares outstanding as of that date. Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated Common Shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent(3)
Executive Officers and Directors(4)
Wesley R. Edens(5)	41,360,570	61.5%
Ron Wainshal	313,170	*
Mark Zeidman	113,750	*
David Walton	105,840	*
Joseph Schreiner	88,863	*
Kevin Fackrell	18,830	*
Joseph P. Adams, Jr.	15,500	*
Peter V. Ueberroth	213,043	*
Ronald W. Allen	26,643	*
Douglas A. Hacker	35,043	*
John Z. Kukral	103,943	*
Ronald L. Merriman	17,543	*
All directors and executive officers as a group (15 persons)	42,544,565	63.2%
5% Shareholders
Fortress Investment Group Holdings LLC(5)	40,525,000	60.2%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Common Shares subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of Common Shares held, including restricted shares, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire Common Shares and no exercise of options or warrants by any other person.
(4)	The address of each officer or director listed in the table below is: c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902.

(5)	Includes 10,109,188 shares held by Fortress Investment Fund III LP, 8,643,528 shares held by Fortress Investment Fund III (Fund B) LP, 1,807,437 shares held by Fortress Investment Fund III (Fund C) LP, 4,148,448 shares held by Fortress Investment Fund III (Fund D) L.P., 291,400 shares held by Fortress Investment Fund III (Fund E) L.P., 850,006 shares held by Fortress Investment Fund III

(Coinvestment Fund A) LP, 1,669,952 shares held by Fortress Investment Fund III (Coinvestment Fund B) LP, 430,102 shares held by Fortress Investment Fund III (Coinvestment Fund C) LP, 2,049,941 shares held by Fortress Investment Fund III (Coinvestment Fund D) L.P. (collectively, the ‘‘Fund III Funds’’), 3,983,750 shares held by Drawbridge Special Opportunities Fund LP (‘‘Special Opportunities LP’’), 1,291,250 shares held by Drawbridge Special Opportunities Fund Ltd. (‘‘Special Opportunities Ltd.’’), 5,000,000 shares held by Drawbridge Global Macro Master Fund Ltd (‘‘Global Macro Master’’), 15,000 shares held by Fortress Partners Offshore Securities LLC (‘‘FPOS’’), 100,000 shares held by Fortress Partners Fund LP (‘‘FPF’’) and 135,000 shares held by Fortress Partners Securities LLC (‘‘FPS’’). Fortress Fund III GP LLC (‘‘FF III GP LLC’’) is the general partner of each of the Fund III Funds. Fortress Investment Fund GP (Holdings) LLC (‘‘FIF GP’’) is the sole managing member of FF III GP LLC. Fortress Operating Entity II LP (‘‘FOE II’’) is the sole managing member of FIF GP. Pursuant to management agreements, FIG LLC is the investment advisor of each of the Fund III Funds. Drawbridge Special Opportunities GP LLC (‘‘Special Opportunities GP’’) is the general partner of Special Opportunities LP. Fortress Principal Investment Holdings IV LLC (‘‘FPIH IV’’) is the sole managing member of Special Opportunities GP LLC. Pursuant to management agreements, Drawbridge Special Opportunities Advisors LLC (‘‘Special Opportunities Advisors’’) is the investment advisor of each of Special Opportunities LP and Special Opportunities Ltd. Global Macro Master is wholly-owned by Drawbridge Global Macro Fund LP (‘‘Global Macro LP’’) and Drawbridge Global Macro Intermediate Fund LP (‘‘Global Intermediate’’). Drawbridge Global Macro GP LLC (‘‘Global Macro GP’’) is the general partner of Global Macro LP. FOE II is the sole managing member of Global Macro GP LLC. DBGM Associates LLC (‘‘DBGM GP’’) is the general partner of Global Intermediate, and Drawbridge Global Macro Fund Ltd. (‘‘Global Macro Ltd.’’) owns substantially all of the issued and outstanding shares of beneficial interest of Global Intermediate. Principal Holdings I LP (‘‘PHI’’) is the sole managing member of DBGM GP. Pursuant to management agreements, Drawbridge Global Macro Advisors LLC (‘‘Global Macro Advisors’’) is the investment advisor of each of Global Macro LP, Global Macro Ltd., Global Intermediate and Global Macro Master. Fortress Partners Master Fund L.P. (‘‘FPMF’’) is the sole managing member of FPOS. Fortress Partners Offshore Fund L.P. (‘‘FPOF’’) is the holder of all the issued and outstanding shares of beneficial interest of FPMF. FPF is the sole managing member of FPS. The general partner of FPF is Fortress Partners GP L.P. (‘‘FPGP’’). FPIH IV is the sole managing member of FPGP. Fortress Partners Offshore Master GP LLC (‘‘FPOM GP’’) is the general partner of FPMF. FOE II is the sole managing member of FPOM GP. Pursuant to management agreements, Fortress Partners Advisors LLC (‘‘Fortress Partners Advisors’’) is the investment advisor of each of FPF, FPOF and FPMF. FIG LLC is the sole managing member of each of Special Opportunities Advisors, Global Macro Advisors and Fortress Partners Advisors. Fortress Operating Entity I LP (‘‘FOE I’’) is the sole managing member of each of FPIH IV and FIG LLC. FIG Corp. is the general partner of each of FOE I, FOE II and PHI. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (‘‘Fortress’’). By virtue of his voting interests in Fortress, Wesley R. Edens, our Chairman of the Board, may be deemed to beneficially own the shares listed as beneficially owned by Fortress, FOEII and FPIH IV. Mr. Edens disclaims beneficial ownership of such shares. The address of Fortress is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. The address of the other entities listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our primary executive compensation goals are to attract, motivate and retain the most talented and dedicated executives and to align annual and long-term executive incentives with enhancing shareholder value. To achieve these goals we intend to implement and maintain compensation plans that:

•	Balance short-term and long-term goals by delivering a substantial portion of total executive officer compensation through restricted share grants.

•	Deliver a mix of fixed and at-risk compensation, with restricted share grants vesting over a period of time.

•	Through restricted share grants, tie a substantial portion of the overall compensation of executive officers to the dividends we pay to our shareholders.

The compensation committee of our Board, or the compensation committee, evaluates individual executive performance with a goal of setting overall compensation at levels that the compensation committee believes are appropriate in view of our performance, including achievement of key investment and capital raising goals, and in view of the individual performance of the executive.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the compensation committee may elect in the future to retain a compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans.

Elements Of Compensation

Our executive compensation consists of the following elements:

Base Salary.    Base salaries for our executives are established based upon the scope of their responsibilities, taking into account the compensation levels from their recent prior employment, and taking into account the current market environment. Base salaries are reviewed annually and are adjusted from time to time in view of individual responsibilities, performance and experience. The compensation committee intends to conduct annual salary reviews in December of each year. None of our Chief Executive Officer, Chief Financial Officer or the next three most highly compensated executive officers during 2006, which we refer to as our named executive officers, received a salary increase for 2006. At its December 2006 salary review, the compensation committee increased the salaries of the named executive officers for 2007 by an average of 38%.

Discretionary Cash and Restricted Share Bonus and Grants.    The compensation committee has the authority to award discretionary annual bonuses to our executive officers in the form of cash and/or restricted share grants or other share-based awards. The annual incentive bonuses are intended to compensate officers for individual performance achievements, for our overall financial performance and for achieving important milestones. Bonus levels vary depending on the individual executive and are not formulaic, but generally include such factors as our overall financial performance, quality and amount of new investments, enhancing our dividend paying capability and improving our operations. The compensation committee intends to make annual discretionary bonus determinations in December of each year.

Discretionary annual bonuses are paid in a combination of cash and restricted share grants or other share-based awards, in each case in amounts reviewed and approved by the compensation committee. Cash bonuses are ordinarily paid in a single installment in January of the year following determination, and bonus restricted share grants or other share-based awards would ordinarily be made in December immediately following determination by the compensation committee. In 2006 we made our first restricted share bonus grants, and for 2006 the committee determined that, for the named executive officers, approximately 20% of the first $100,000 of value of the discretionary bonus should consist of restricted share grants and approximately 50% of any amounts in excess of the first $100,000 in value should consist of restricted share grants, with the remainder in each case being paid in cash. Bonus restricted share grants are made under the Amended and Restated Aircastle Limited 2005 Equity Incentive Plan, or the Plan, and vest in one-third increments on the second, third and fourth January 1 following the date of grant.

In addition to bonus restricted share grants, the compensation committee has the authority to award special restricted share grants to our executive officers. These awards would be made only to certain executives, reflecting exceptional performance, to provide additional retention benefits and performance incentives through additional restricted share ownership.

Special restricted share grants were made in December 2006. Two named executive officers received special restricted share grants: Mr. Walton was granted 16,670 shares and Mr. Schreiner was granted 8,330 shares. Special restricted share grants are made under the Plan and vest over five years, in 10%, 15%, 25%, 25% and 25% increments on the second, third, fourth, fifth and sixth January 1 following the date of grant.

The compensation committee has not determined the allocation between cash and restricted share grants for any discretionary bonuses to executive officers for 2007, and has not determined whether any special restricted share grants will be made to executive officers for 2007.

Dividends.    A key component of our executive compensation consists of dividends paid on restricted shares, whether such shares are vested or unvested. Under the Plan, restricted shares pay dividends prior to vesting, and because growing our dividends per share over time is an important goal for us, we believe that payment of dividends on vested and unvested shares aligns the interests of our executives with the interests of our shareholders.

Severance Benefits.    We have entered into employment letters and restricted share grant letters with our executive officers which provide severance benefits to such officers in the circumstances described in greater detail below in the section entitled ‘‘Potential Payments Upon Termination or Change in Control.’’ We believe that these severance and change in control benefits are an essential element of our executive compensation and assist us in recruiting and retaining talented executives.

Other Compensation.    All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. Certain of our executive officers were paid relocation bonuses, reimbursed for legal costs associated with negotiating employment letters and/or reimbursed for commuting expenses. We do not view perquisites as a significant element of our comprehensive compensation structure.

Summary Of Compensation

The table below sets forth information regarding 2006 compensation for our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation(1) ($)	Total ($)
Ron Wainshal Principal Executive Officer	2006	200,000	380,000	565,331	583,282	1,728,613
Mark Zeidman* Principal Financial Officer	2006	200,000	550,000	1,100,000	379,613	2,229,613
David Walton Chief Operating Officer, General Counsel and Secretary	2006	200,000	305,000	236,774	163,299	905,073
Joseph Schreiner Executive Vice President, Technical	2006	200,000	180,000	667,068	427,552	1,474,620
Kevin Fackrell Chief Risk Officer	2006	160,914	212,590	55,019	32,955	461,478

*	Pursuant to his separation agreement, described below in the section entitled ‘‘Potential Payments Upon Termination or Change in Control,’’ Mr. Zeidman agreed to resign as Principal Financial Officer upon the hiring of another individual to serve as Principal Financial Officer and to continue as a key employee, assisting in the transition, until April 30, 2007 or an earlier agreed-upon date. Pursuant to an employment letter dated April 12, 2007, described below in the section entitled ‘‘Potential Payments Upon Termination or Change in Control,’’ Michael Inglese was hired to serve as Chief Financial Officer, starting April 12, 2007.
(1)	The following reported amounts were compensation expense as computed in accordance with FAS 123R for the difference between the fair value of $22 per Common Share and the purchase price of $10 per Common Share for each named executive officer: Wainshal-$240,000, Zeidman-$240,000, Walton-$60,000 Schreiner-$180,000 and Fackrell-$18,000. The following reported amounts were tax gross ups related to the purchase of restricted shares below fair value for each named executive officer: Wainshal-$45,304, Zeidman-$45,304, Walton-$11,326 Schreiner-$33,978 and Fackrell-$4,289. The following reported amount was a reimbursement of commuting expenses for Mr. Schreiner $81,123. The following reported amount was tax gross up related to the reimbursement of commuting expenses for Mr. Schreiner $53,146. The following reported amounts were dividend payments on unvested restricted Common Shares for each named executive officer: Wainshal-$291,318, Zeidman-$85,313, Walton-$87,649, Schreiner-$72,644 and Fackrell-$10,492.

Grants Of Plan-Based Awards

The following table sets forth information regarding restricted share grants to our named executive officers in 2006 under the Plan:

GRANTS OF PLAN-BASED AWARDS

		All Other Stock Awards:
Name	Grant Date	Number of Shares of Stock or Units (#)		Fair Value at Grant Date ($)
Ron Wainshal	2/2/06	30,000	(1)	660,000	(a)
	4/28/06	20,000	(2)	240,000	(b)
	12/13/06	10,670	(3)	308,256	(c)
Mark Zeidman	2/2/06	100,000	(4)	2,200,000	(a)
	4/28/06	20,000	(2)	240,000	(b)
David Walton	2/2/06	25,000	(5)	550,000	(a)
	4/28/06	5,000	(2)	60,000	(b)
	12/13/06	8,170	(3)	236,032	(c)
	12/13/06	16,670	(6)	481,596	(c)
Joseph Schreiner	2/2/06	60,000	(7)	1,320,000	(a)
	4/28/06	15,000	(2)	180,000	(b)
	12/13/06	4,000	(3)	115,560	(c)
	12/13/06	8,330	(6)	240,654	(c)
Kevin Fackrell	3/15/06	15,000	(8)	330,000	(a)
	4/28/06	1,500	(2)	18,000	(b)
	12/13/06	2,330	(3)	67,314	(c)

(1)	Restricted shares vest in 10%, 15%, 25%, 25% and 25% increments each May 17, commencing with May 17, 2006.
(2)	Fully vested Common Shares were purchased at $10 per Common Share.
(3)	Bonus restricted shares vest in one-third increments each January 1, commencing with January 1, 2008.
(4)	Restricted shares vest in 25% increments each March 4, commencing with March 4, 2006. Fair value at grant date was $22 (mid point of the initial public offering).
(5)	Restricted shares vest in 10%, 15%, 25%, 25% and 25% increments each January 1, commencing with January 1, 2006.
(6)	Restricted shares vest in 10%, 15%, 25%, 25% and 25% increments each January 1, commencing with January 1, 2008.
(7)	Restricted shares vest in 50%, 25% and 25% increments each January 1, commencing with January 1, 2007.
(8)	Restricted shares vest in 10%, 15%, 25%, 25% and 25% increments each January 1, commencing with January 1, 2007.
(a)	Fair value at grant date was $22.
(b)	Fair value at grant date was $22. Fair value above purchase price of $10 per share is $12 per share as reflected in the table.
(c)	Fair value at grant date was $28.89.

Amended and Restated Aircastle Limited 2005 Equity Incentive Plan

The purposes of the Plan are to provide additional incentive to selected management employees and directors of, and consultants to, Aircastle or its subsidiaries, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact in our long-term growth and profitability. To accomplish such purposes, the Plan provides for the issuance of share options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards. While we intend to issue restricted shares and other share-based awards in the future to key employees as a recruiting and retention tool, we have not established specific parameters regarding future grants. The following generally describes the terms of the Plan.

Number of Shares.    A total of 4,000,000 Common Shares was reserved for issuance under the Plan, subject to annual increases of 100,000 Common Shares each January 1, beginning January 1, 2007 through and including 2016. Since section 162(m) of the Code has become applicable, the maximum aggregate awards that may be granted during any fiscal year to any individual who is likely to be a ‘‘covered employee’’ as defined under section 162(m) will be 2,500,000 shares.

Administration.    The Plan is administered by the compensation committee, which we also refer to as the plan administrator. The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the directors, management employee and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of common shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards.

Change in Control.    Subject to applicable law, in the event of a change in control (as defined below), certain other corporate transactions, changes in corporate structure, special dividends and similar corporate events, the plan administrator has discretion to cancel outstanding awards (except fully vested restricted shares, deferred shares and performance shares) in exchange for payment in cash or other property. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if a change in control transaction occurs that includes a continuation, assumption or substitution with respect to share options and other awards under the Plan, and a plan participant’s employment is terminated by the employer other than for cause within the 12 months following the change in control, and, in the case of participants who are entitled to receive severance under an employment agreement upon termination by the participant for good reason (as defined in the participant’s employment agreement), upon such a termination for good reason within the 12 months following a change in control, then the participant’s outstanding and unvested options will become fully vested and exercisable as of the date of such termination and the restrictions will lapse (or performance goals will be deemed to be achieved) with respect to the shares covered by any other award. The term ‘‘change in control’’ generally means: (i) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becoming the beneficial owner of our securities representing 50% or more of our then outstanding voting power; (ii) a change in the majority of the membership of the board of directors without approval of two-thirds of the directors who constituted the board of directors on January 17, 2006, or whose election was previously so approved; (iii) the consummation of an amalgamation or a merger of Aircastle or any subsidiary of ours with any other corporation, other than an amalgamation or merger immediately following which our board of directors immediately prior to the amalgamation or merger constitute at least a majority of the board of directors of the company surviving or continuing after an amalgamation or merger or, if the surviving company is a subsidiary, the ultimate parent; or (iv) our shareholders approve a plan of complete liquidation or dissolution of Aircastle or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held by our shareholders following the transaction in substantially the same proportions as their ownership of Aircastle immediately prior to the transaction or (b) a sale or disposition of such assets immediately following which our board of directors immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or disposed, or, if that entity is a subsidiary, the ultimate parent thereof.

Rights of Participants.    Participants with restricted shares generally have all of the rights of a shareholder, including the right to vote the shares and the right to receive dividends. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Adjustments.    In the event of a merger, amalgamation, consolidation, reorganization, recapitalization, bonus issue, share dividend or other change in corporate structure affecting the common shares, the plan administrator may, subject to certain limitations, make an equitable substitution or proportionate adjustment in, among other things, the aggregate number of common shares reserved for issuance under the Plan, the kind, number and exercise price subject to outstanding share options and share appreciation rights granted under the Plan, and the kind, number and purchase price of common shares subject to outstanding awards of restricted shares or other share-based awards granted under the Plan. In addition, the plan administrator, in its discretion, may terminate all awards (other than fully vested restricted shares, deferred shares and performance shares) with the payment of cash or in-kind consideration.

Repurchase of Shares upon Vesting.    The Plan gives the plan administrator the authority to permit a participant to satisfy any federal, state or local withholding taxes due upon vesting of restricted shares by electing to have the Company repurchase a sufficient number of Common Shares for vesting dates in March 2007 and May 2007, respectively, at ‘‘Fair Market Value’’, as defined in the Plan, on the day of vesting. In February 2007, two executive officers, Mr. Zeidman and Mr. Wainshal made such an election of a sufficient number of shares and the plan administrator granted its approval to such elections.

Termination.    The Plan provides that our Board may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the Board determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on January 17, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the unvested portion of the restricted share grants of our named executive officers under the Plan, as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Ron Wainshal	262,670	(2)	7,748,765
Mark Zeidman	75,000	(3)	2,212,500
David Walton	92,340	(4)	2,724,030
Joseph Schreiner	72,330	(5)	2,133,735
Kevin Fackrell	17,330	(6)	511,235

(1)	Valued at a Common Share price of $29.50, the reported closing price for our Common Shares on the NYSE on December 29, 2006, the last trading day of 2006.
(2)	252,000 restricted shares vest in 42,000, 70,000, 70,000 and 70,000 increments each May 17, commencing with May 17, 2007. 10,670 bonus restricted shares vest 3,553, 3,553 and 3,554 increments each January 1, commencing January 1, 2008.
(3)	75,000 restricted shares vest in 25,000, 25,000 and 25,000 increments each March 4, commencing with March 4, 2007.

(4)	67,500 restricted shares vest in 11,250, 18,750, 18,750 and 18,750 increments each January 1, commencing with January 1, 2007. 8,170 bonus restricted shares vest 2,723, 2,723 and 2,724 increments each January 1, commencing January 1, 2008. 16,670 restricted shares vest in 1,667, 2,501, 4,168, 4,168 and 4,168 increments each January 1, commencing with January 1, 2008.
(5)	60,000 restricted shares vest in 30,000, 15,000 and 15,000 increments each January 1, commencing with January 1, 2007. 4,000 bonus restricted shares vest 1,333, 1,333 and 1,334 increments each January 1, commencing January 1, 2008. 8,330 restricted shares vest in 833, 1,250, 2,083, 2,083 and 2,083 increments each January 1, commencing with January 1, 2008.
(6)	15,000 restricted shares vest in 1,500, 2,250, 3,750, 3,750 and 3,750 increments each January 1, commencing with January 1, 2007. 2,330 bonus restricted shares vest 776, 777 and 777 increments each January 1, commencing January 1, 2008.

The following table summarizes the fully vested portion of the restricted share grants of our named executive officers under the Plan, as of December 31, 2006:

STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ron Wainshal	28,000	616,000	(1)
	20,000	240,000	(2)
Mark Zeidman	25,000	550,000	(1)
	20,000	240,000	(2)
David Walton	7,500	165,000	(1)
	5,000	60,000	(2)
Joseph Schreiner	15,000	180,000	(2)
Kevin Fackrell	1,500	18,000	(2)

(1)	Fair value at vesting date was $22.
(2)	Fair value at purchase date of vested shares was $22. Fair value above purchase price of $10 per share is $12 per share as reflected in the table.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefits plans sponsored by us. The compensation committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the compensation committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The compensation committee may elect to adopt non-qualified defined contribution plans or other nonqualified deferred compensation plans in the future if the compensation committee determines that doing so is in our best interests.

Potential Payments Upon Termination Or Change In Control

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control. The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2006, with equity based amounts, valued at a common share price of $29.50, the reported closing price for our Common Shares on the NYSE on December 29, 2006, the last trading day of 2006:

Circumstances of Termination

Name/Benefit	Voluntary resignation by executive ($)	Termination by us for cause ($)	Termination by us without cause ($)	Termination by us without cause following change in control ($)	Termination by executive for good reason ($)	Normal retirement ($)	Disability ($)	Death ($)
Ron Wainshal Salary	—	—	$100,000	$100,000	—	—	—	—
Other Lump sum payment	—	—	$200,000	$200,000	—	—	—	—
Vacation	16,667	16,667	16,667	16,667	16,667	16,667	16,667	16,667
Market Value of Accelerated Vesting of Restricted Shares	—	—	3,874,383	7,748,765	3,874,383	—	—	—
Mark Zeidman* Salary	—	—	—	—	—	—	—	—
Other Lump sum payment	—	—	—	—	—	—	—	—
Vacation	16,667	16,667	16,667	16,667	16,667	16,667	16,667	16,667
Market Value of Accelerated Vesting of Restricted Shares	—	—	2,212,500	2,212,500	—	—	—	—
David Walton Salary	—	—	200,000	200,000	—	—	—	—
Other Lump sum payment	—	—	—	—	—	—	—	—
Vacation	16,667	16,667	16,667	16,667	16,667	16,667	16,667	16,667
Market Value of Accelerated Vesting of Restricted Shares	—	—	408,605	2,724,000	—	—	—	—
Joseph Schreiner Salary	—	—	—	—	—	—	—	—
Other Lump sum payment	—	—	—	—	—	—	—	—
Vacation	16,667	16,667	16,667	16,667	16,667	16,667	16,667	16,667
Market Value of Accelerated Vesting of Restricted Shares	—	—	948,514	2,133,735	—	—	—	—
Kevin Fackrell Salary	—	—	—	—	—	—	—	—
Other Lump sum payment	—	—	—	—	—	—	—	—
Vacation	16,667	16,667	16,667	16,667	16,667	16,667	16,667	16,667
Market Value of Accelerated Vesting of Restricted Shares	—	—	69,933	511,235	—	—	—	—

Through our subsidiary, Aircastle Advisor LLC, we have letter agreements with our named executive officers which set forth certain terms and conditions of their employment relating to termination and termination payments. These employment letters provide that each named executive officer is employed ‘‘at will’’ and may be terminated at any time and for whatever reason by either us or him.

Ron Wainshal’s employment letter provides that if we terminate him without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the letter), we will pay him an amount equal to one-half of his base salary at the time of the termination plus $200,000. Mr. Wainshal agreed not to compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ or he terminates his employment other than for ‘‘good reason,’’ he must not compete with us for six months after termination as to any aircraft leasing and/or aircraft finance business. Mr. Wainshal has also agreed that through the end of the one year period following his termination of employment, he will not

*	Mr. Zeidman’s equity based amounts are valued as of December 29, 2006 and as if his separation agreement (described below) had been in effect then.

solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one year period following such individual’s termination of employment or service. Pursuant to Mr. Wainshal’s restricted share agreement, if we terminate his employment without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’, 50% of the restricted shares that are unvested as of the date of termination (if any) will immediately vest, and if such a termination occurs within 12 months following a change in control of the Company (as defined in the Plan), all of the restricted shares that are unvested as of the termination will immediately vest.

Mark Zeidman’s employment letter was superseded on April 12, 2007, by a separation agreement providing for the termination of his employment on April 30, 2007, or an earlier agreed-upon date. The separation agreement provides a general release of any claims Mr. Zeidman might have against us, incorporates some employment letter provisions and amends Mr. Zeidman’s restricted share agreement. Mr. Zeidman agreed not to compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ or he terminates his employment for any reason or his employment is terminated in accordance with the separation agreement, he must not compete with us for six months after termination as to any aircraft leasing and/or aircraft finance business, except as otherwise agreed. Mr. Zeidman has agreed that if his employment is terminated in accordance with the separation agreement, through the end of the eighteen-month period following his termination of employment, he will not solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one year period following such individual’s termination of employment or service, except as otherwise agreed. In addition, Mr. Zeidman has agreed that through the end of the two year period following his termination of employment, he will not intentionally interfere with the Company or Fortress’s relationship with any investor in Aircastle, Fortress or any fund, business or account managed by Fortress. Pursuant to Mr. Zeidman’s restricted share agreement, as amended by his separation agreement, upon the termination of his employment in accordance with the separation agreement, all of the restricted shares that are unvested as of the termination will immediately vest.

David Walton’s employment letter provides that, if we terminate him without ‘‘cause’’ (as defined in the letter agreement) prior to December 31, 2007, we will pay him an amount equal to his base salary. Mr. Walton agreed not to compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ or he terminates his employment for any reason, he must not compete with us for three months after termination as to any aircraft leasing and/or aircraft finance business. Mr. Walton has also agreed that through the end of the one year period following his termination of employment, he will not solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one year period following such individual’s termination of employment or service. Pursuant to Mr. Walton’s restricted share agreement, if we terminate his employment without ‘‘cause’’ (as defined in the Plan), the restricted shares which are due to vest at the next vesting date under the agreement will immediately vest, and if such a termination occurs within 12 months following a change in control of the Company (as defined in the Plan), all of the restricted shares that are unvested as of the termination will immediately vest.

Joseph Schreiner’s employment letter provides that he will not compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ (as defined in the letter agreement) or he terminates his employment for any reason, he must not compete with us for six months after termination as to any aircraft leasing and/or aircraft finance business. Mr. Schreiner has also agreed that through the end of the one year period following his termination of employment, he will not solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one year period following such individual’s termination of employment or service. In accordance with the restricted share agreement, if we terminate his employment without ‘‘cause’’ (as defined in the Plan), the restricted shares which are due to vest at the next vesting date under the agreement will immediately vest, and if such a termination occurs within 12 months following a change in control of the Company (as defined in the Plan), all of the restricted shares that are unvested as of the termination will immediately vest.

Kevin Fackrell’s employment letter provides that he will not compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ (as defined in the letter agreement) or he terminates his employment for any reason, he must not compete with us for six months after termination as to any aircraft leasing and/or aircraft finance business. Mr. Fackrell has also agreed that through the end of the one year period following his termination of employment, he will not solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one year period following such individual’s termination of employment or service. Pursuant to Mr. Fackrell’s restricted share agreement, if we terminate his employment without ‘‘cause’’ (as defined in the Plan), the restricted shares which are due to vest at the next vesting date under the agreement will immediately vest, and if such a termination occurs within 12 months following a change in control of the Company (as defined in the Plan), all of the restricted shares that are unvested as of the termination (if any) will immediately vest.

Through our subsidiary, Aircastle Advisor LLC, we also have a letter agreement with Michael Inglese dated April 12, 2007, hiring him to serve as Chief Financial Officer, starting April 12, 2007. Mr. Inglese will receive a salary of $300,000, and a bonus in respect of 2007, payable in January 2008, of $450,000. Any bonuses thereafter will be discretionary. Mr. Inglese will purchase 35,000 of our shares at fair market value and, pursuant to a restricted share agreement, will be granted 135,000 restricted shares. The employment letter provides that, if we terminate him without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the letter agreement), we will pay him an amount equal to his base salary, plus $450,000, if the termination occurs before he has been paid the 2007 bonus. We also have a confidentiality, developments, no-solicitation and no-competition agreement with Mr. Inglese in which he agreed not to compete with us during his employment, and, unless we terminate his employment without ‘‘cause’’ or he terminates his employment for ‘‘good reason,’’ not to compete with us for six months after termination as to any aircraft leasing, marketing, advisory and/or finance business. Mr. Inglese has agreed that, through the six-month period following his termination of employment, he will not solicit or induce any of our employees or consultants to leave the employment or other service of the Company and/or work for him or any of our competitors. In addition, Mr. Inglese has agreed that, during the six-month period following his termination of employment, he will not solicit, take away or divert the business or patronage of any of our clients, customers or accounts for business substantially similar to ours. Pursuant to Mr. Inglese’s restricted share agreement, if we terminate his employment without ‘‘cause’’ or he terminates his employment with ‘‘good reason’’ (as such terms are defined in the employment letter), the restricted shares which are due to vest at the next vesting date under the restricted share agreement will immediately vest, and if a termination without cause occurs within 12 months following a change in control of the Company (as defined in the Plan), all of the restricted shares that are unvested as of the termination will immediately vest.

Compensation Committee Interlocks And Insider Participation

Compensation decisions pertaining to executive officer compensation made prior to the completion of our initial public offering in August 2006, were made by the chairman of our Board, Wesley R. Edens. We have entered into certain transactions with Fortress as described in ‘‘Certain Relationships and Related Party Transactions’’.

Since our initial public offering in August 2006, all compensation decisions pertaining to executive officers were made by the compensation committee, which is comprised of John Z. Kukral as chair, Ronald W. Allen and Douglas A. Hacker.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised of three Independent Directors, operates pursuant to a written charter, which was adopted in August 2006 and which is available at http://www.aircastle.com under ‘‘Investors – Corporate Governance’’.

The Compensation Committee is primarily responsible for reviewing, approving and overseeing the Company’s compensation plans and practices, and works with management to establish the Company’s executive compensation philosophy and programs. The members of the Committee at the end of the 2006 fiscal year were John Z. Kukral (Chairman), Ronald W. Allen and Douglas A. Hacker.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

John Z. Kukral, Chair
Ronald W. Allen
Douglas A. Hacker

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board which is comprised of three Independent Directors operates pursuant to a written charter, which was adopted in August 2006 and which is available at http://www.aircastle.com under ‘‘Investors-Corporate Governance’’.

The Audit Committee reviewed Aircastle’s audited consolidated financial statements as of and for the year ended December 31, 2006 and discussed these financial statements with Aircastle’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Aircastle’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Aircastle’s financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and other matters the Committee deemed appropriate.

Aircastle’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Aircastle is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Aircastle’s Board of Directors that the audited financial statements be included in Aircastle’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, the Audit Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2007.

Respectfully submitted,

The Audit Committee

Ronald L. Merriman, Chair
Ronald W. Allen
Douglas A. Hacker

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders since our formation in October 2004. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Our Formation/Original Capital Investment

Aircastle was incorporated in Bermuda on October 29, 2004 to enter into the aircraft leasing business. Wesley R. Edens, our Chairman of the Board , is a Principal and Chairman of the Management Committee of Fortress Investment Group LLC and Joseph P. Adams, Jr., our Deputy Chairman, is a Managing Director of Fortress Investment Group LLC. On November 19, 2004, Aircastle entered into subscription agreements with the Fortress funds under which Aircastle sold 12,000 of AL’s Common Shares to such shareholders at a purchase price of $1.00 per share for aggregate consideration of $12,000. The Fortress funds also contributed an additional $100.7 million to Aircastle in 2004 and an additional $299.3 million in 2005 pursuant to our Shareholders Agreement, dated November 24, 2004, and our Amended and Restated Shareholders Agreement dated, June 23, 2005. The Fortress funds committed to contribute up to an additional $100 million of equity to Aircastle pursuant to our Second Amended and Restated Shareholders Agreement, dated January 31, 2006. The Second Amended and Restated Shareholders Agreement provided for an increase in the authorized number of our Common Shares from 12,000 Common Shares of $1.00 par value to 100 million Common Shares of $0.01 par value, and the subdivision of issued and outstanding Common Shares from 12,000 Common Shares of $1.00 par value to 40,000,000 Common Shares of $0.01 par value. On February 8, 2006 the Fortress funds contributed $36.9 million pursuant to the aforementioned commitment in exchange for 3,693,200 of our Common Shares. On July 21, 2006, we returned $36.9 million to the Fortress funds in exchange for the cancellation of 3,693,200 of our Common Shares. The $100 million commitment of the Fortress funds terminated upon our initial public offering.

Shareholders Agreement

Upon the completion of our initial public offering, we entered into an Amended and Restated Shareholders Agreement, or the Shareholders Agreement, with Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd. and Drawbridge Global Macro Master Fund Ltd., which we refer to, collectively, as the Initial Shareholders. The Shareholders Agreement amended and restated our Second Amended and Restated Shareholders Agreement referred to above.

As discussed further below, the Shareholders Agreement provides certain rights to the Initial Shareholders with respect to the designation of directors for election to our board of directors as well as registration rights for certain of our securities owned by them.

The Shareholders Agreement provides that the Initial Shareholders and their respective affiliates and permitted transferees will vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so that no amendment is made to Aircastle’s memorandum of association or bye-laws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by an Initial Shareholder or its permitted transferee which are beyond those provided for in our memorandum of association, bye-laws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of any Initial Shareholder or their permitted transferee unless such amendment is approved by such shareholder.

Designation and Election of Directors

The Shareholders Agreement requires that the Initial Shareholders and their respective affiliates and permitted transferees vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board so long as the Initial Shareholders beneficially own (i) more than 50% of the voting power of Aircastle, four directors (or, if the Board consists of eight directors, five directors) designated by FIG Advisors LLC, an affiliate of Fortress, which we refer to as FIG Advisors, or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of Aircastle, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of Aircastle, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of Aircastle, one director designated by FIG Advisors. The Initial Shareholders also agree to vote their shares or otherwise take all necessary action to cause (i) the removal, with or without cause, of any director previously nominated by FIG Advisors upon notice from FIG Advisors of its desire to remove such a director and (ii) in the event a designee of FIG Advisors ceases to serve as a director during his term in office, the filling of such vacancy with an individual designated by FIG Advisors.

In accordance with the Shareholders Agreement, FIG Advisors designated Wesley R. Edens, Joseph P. Adams, Jr., Peter V. Ueberroth and John Z. Kukral for election to our Board.

If at any time the number of our directors entitled to be designated by FIG Advisors to the Shareholders Agreement shall decrease, within ten days thereafter, FIG Advisors shall cause the appropriate number of directors to resign and any such vacancy shall be filled by a majority vote of our Board.

Registration Rights

Demand Rights.    We have granted to the Initial Shareholders, for so long as such shareholders collectively and beneficially own an amount of our Common Shares (whether owned at the time of this offering or subsequently acquired) at least equal to 5% or more of our Common Shares issued and outstanding immediately after the consummation of our initial public offering (a ‘‘Registrable Amount’’), ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of such offering to request that we register under the Securities Act an amount equal to or greater than 5% of our Common Shares that they own. Each of the Initial Shareholders is entitled to an aggregate of two demand registrations, which can be a shelf registration. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as they beneficially own an amount of our Common Shares at least equal to 1% of our Common Shares issued and outstanding immediately after the consummation of our initial public offering, the Initial Shareholders also have ‘‘piggyback’’ registration rights that allow them to include the Common Shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other shareholders that have registration rights. The ‘‘piggyback’’ registration rights of these shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted each of the Initial Shareholders or any of their respective transferees, for so long as they beneficially own a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our Common Shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Initial Shareholders may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify each of the Initial Shareholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our common shares, unless such liability arose from such shareholder’s misstatement or omission, and each such shareholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the Shareholders Agreement, and the Initial Shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their Common Shares under the Shareholders Agreement.

Other Transactions with Fortress

During 2004 and 2005, Fortress provided certain support services to Aircastle. These support services were primarily for payroll, benefits and administrative services and rent. Fortress requires Aircastle to reimburse it for costs incurred on behalf of Aircastle. These costs consist primarily of professional services and office supplies purchased from third parties. These expenses are charged to Aircastle at cost and are included in selling, general and administrative expenses in our consolidated statements of operations. Total costs of direct operating services were $1,098 in 2004; $311 in 2005 and $228 in 2006.

Through December 31, 2006, Aircastle employees participated in various benefit plans sponsored by Fortress including a voluntary savings plan (‘‘401(k) Plan’’) and other health and benefit plans. Aircastle reimbursed Fortress $13, $155 and $627 in 2004, 2005 and 2006, respectively, for its costs under the 401(k) Plan and the health and benefit plans. Aircastle also reimburses Fortress for matching contributions up to 3% of eligible earnings. At December 31, 2006, Aircastle accrued $113 in annual contributions for the 2006 plan year for our employees’ participation in the 401(k) Plan sponsored by Fortress.

As of December 31, 2005 and 2006, $105 and $132, respectively, were payable to Fortress.

In May 2006, two of our operating subsidiaries entered into service agreements to provide certain leasing, remarketing, administrative and technical services to a Fortress entity, with respect to four aircraft owned by the Fortress entity and leased to third parties. Our responsibilities include remarketing the aircraft for lease or sale, invoicing the lessees for expenses and rental payments, reviewing maintenance reserves, reviewing the credit of lessees, arranging for the periodic inspection of the aircraft, securing the return of the aircraft when necessary. The agreements also provide that the Fortress entity will pay us 3.0% of the collected rentals with respect to leases of the aircraft, plus expenses incurred during the service period and will pay us 2.5% of the gross sales proceeds from the sale of any of the aircraft plus expenses incurred during the service period. As of December 31, 2006, we had accrued $209 in fees due from the Fortress entity. The service agreements have an initial term which expires on December 31, 2008, but will continue thereafter unless one party terminates the agreement by providing the other with advance written notice.

On August 10, 2006 we acquired an aircraft from an affiliate of one of the Fortress Shareholders for a purchase price of $11,063 which we believe represented fair value at the acquisition date.

For the years ended December 31, 2005 and 2006, Aircastle paid $235 and $1,124, respectively for legal fees related to the establishment and financing activities of our Bermuda subsidiaries, and, for the years ended December 31, 2005 and 2006, Aircastle paid $155 and $120 for Bermuda corporate services related to our Bermuda companies to a law firm and a corporate secretarial services provider affiliated with a Bermuda resident director serving on certain of our subsidiaries’ board of directors. The Bermuda resident director serves as an outside director of these subsidiaries.

Other Transactions

On April 28, 2006, we entered into a subscription agreement with Peter V. Ueberroth and Virginia Ueberroth, as trustees of the Ueberroth Family Trust, which was effective as of May 19, 2006. Pursuant to the subscription agreement, we sold to the Ueberroth Family Trust 200,000 of our Common Shares for $5 per share, or an aggregate price of $1,000,000. Fair value at the time of grant was $22 per share. No underwriters were involved in this sale of securities.

Douglas A. Hacker, one of our independent directors, served as an Executive Vice President, Strategy of UAL Corporation, the parent company of United Airlines, until May 2006. Mortgage and lease payments from United Airlines provide the primary source of payment under two tranches of an enhanced equipment trust certificate, or EETC, held by us as a debt investment. The two tranches of the EETC have an aggregate principal amount of approximately $92.3 million.

Other Investment Activities of our Principal Shareholders

Fortress and their affiliates and funds engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, ours. Fortress and certain of their affiliates are, or sponsor, advise or act as investment manager to, investment funds, portfolio companies of private equity investment funds and other persons or entities that have investment objectives that may overlap with ours and that may, therefore, compete with us for investment opportunities.

We do not have a separate policy or procedures in place for reviewing or pre-approving transactions with directors, officers or affiliates. However, our Code of Business Conduct and Ethics, or the Code of Conduct, for our employees, officers and directors contains a stated policy with respect to such matters. The Code of Conduct, among other things, requires our executive officers and directors, before engaging in conduct that creates an actual, apparent or potential conflict of interest, to make full disclosure of all related facts and circumstances to our general counsel who will then seek prior approval of such conduct from the audit committee of our Board.

Policies and Procedures For Review, Approval or Ratification of Transactions with Related Persons

During 2007, our Board expects to adopt a Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, the Audit Committee of our Board must review and approve in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by the Audit Committee to cover specific categories of transactions, including the guidelines described below. All Related Persons (defined below) are required to report to our legal department any such related person transaction prior to its completion and the legal department will determine whether it should be submitted to the Audit Committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A ‘‘Related Person’’, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

PROPOSAL NUMBER TWO
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND TO AUTHORIZE THE DIRECTORS OF AIRCASTLE LIMITED, ACTING BY THE
AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES.
(Item 2 on Proxy Card)

The Audit Committee Charter, as well as Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 and the related NYSE listing standards, each require that the audit committee shall be directly responsible for the appointment and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the listed issuer. In accordance with these requirements, the Audit Committee and the Board recommend that the shareholders appoint the firm of Ernst & Young LLP, independent registered public accounting firm (‘‘E&Y’’) (which constitutes the auditor for the purpose of Bermuda law), to be the Company’s independent registered public accounting firm for the year 2007 and to authorize the directors of the Company, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees. E&Y was also the Company’s independent registered public accounting firm for 2006. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as the registered public accounting firm for Aircastle. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with E&Y in all of these respects. The committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of E&Y to perform services for Aircastle is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Aircastle and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year. Representatives of E&Y will be available to answer questions at the Annual Meeting and are free to make statements during the Annual Meeting.

The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

In connection with the audit of the 2006 financial statements, Aircastle entered into an engagement letter with E&Y which set forth the terms by which E&Y has performed audit services for Aircastle. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following summarizes the fees paid by us to E&Y for professional services rendered in 2006:

2006
Audit Fees(1)	$2,550,800
Audit-Related Fees(2)	$30,000
Tax Fees(3)	$658,100
All Other Fees	$2,500

1.	Represents fees for the audit of the Company’s consolidated financial statements for 2006, the reviews of interim financial statements included in the Company’s Forms S-1 and 10-Q, statutory audits and services rendered relating to the Company’s initial public offering.
2.	Represents fees for services related to the Company’s Irish withholding tax certificate.
3.	Represents fees related primarily to assistance with tax compliance matters, including international, federal and state tax returns preparation and various related consultations.

Audit Committee Pre-Approval Policies and Procedures.

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

Of the fees set forth in the table above, none of the ‘‘Audit Related Fees’’, none of the ‘‘Tax Fees’’ and none of the ‘‘All Other Fees’’ were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to E&Y during the fiscal year in which the services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this proxy statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

The Company welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal, including recommendations for election of directors, formally considered at the 2008 Annual General Meeting, and included in the proxy statement for that meeting, the Company must receive the proposal in writing on or before December 3, 2007. Please see page 9 of this proxy statement for a description of the procedures to be followed for shareholder recommendations for the election of directors. Proposals should be sent to the Secretary of Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. If a proposal is received by February 1, 2008, the Company may include it in the proxy statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 1, 2008, The Company may use its discretionary voting authority when the proposal is raised at the 2008 Annual General Meeting, without inclusion of the proposal in its proxy statement.

Our bye-laws also set forth procedures to have a proposal brought before a general meeting, whether or not it is included in our proxy statement. Notice of any such proposal also must be received by us as set forth above and must include the information specified in our bye-laws.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, Attention: General Counsel, and can also be accessed through our website at www.aircastle.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to, Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, Attention: General Counsel.

GENERAL

The Company will pay the costs of preparing, assembling and mailing this proxy statement and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, the Company intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

The Annual Report to Shareholders for 2006, including our consolidated financial statements, was mailed with this proxy statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your proxy statement, please write or call the Company’s Secretary at Aircastle Limited c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902 or (203) 504-1020.

Please complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card can be revoked at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

By Order of the Board of Directors,
David R. Walton Chief Operating Officer, General Counsel and Secretary

AIRCASTLE LIMITED

PROXY FOR ANNUAL GENERAL MEETING

MAY 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF
AIRCASTLE LIMITED’S BOARD OF DIRECTORS

The undersigned hereby appoints Wesley R. Edens, Joseph P. Adams, Jr. and David R. Walton, and each of them, proxies for the undersigned, with full power of substitution, to vote all Common Shares of Aircastle Limited of which the undersigned may be entitled to vote at the Annual General Meeting of Aircastle Limited in Stamford, CT on Thursday, May 17, 2007 at 10:00AM, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on other side)

AIRCASTLE LIMITED c/o Aircastle Advisor LLC 200 First Stamford Place, 5th Floor Stamford, CT 06902

Aircastle Limited

May 17, 2007

Your proxy card is attached below.

Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ ITEMS 1 AND 2.

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items 1 AND 2.

Vote on Directors

1.	Election of Directors: Nominees Ronald W. Allen and Douglas A. Hacker

FOR all nominees	WITHHOLD AUTHORITY	EXCEPTIONS
to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the ‘‘EXCEPTIONS’’ box and write that nominee’s name in the space provided below.)

* Exceptions  ______________________________________________________________________________

Vote on Proposal

2.	To appoint Ernst & Young, LLP as the Company’s independent registered public accounting firm (which constitutes the auditor for the purpose of Bermuda law) to audit the Company’s financial statements for 2007 and to authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees.

FOR	AGAINST	ABSTAIN

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Change of Address and/	I PLAN TO ATTEND ANNUAL MEETING. If you
or Comments Mark Here	check this box to the right an admission
card will be sent to you.

Receipt is hereby acknowledged of Aircastle Limited Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Dated: , 2007

Signature

Signature

(Please sign, date and return this	Votes MUST be indicated
proxy card in the enclosed envelope.)	in black or blue ink.